Exhibit 4.18

Maximum Mortgage Contract

Contract No.: [2014]8800-8210-040

Mortgagor (Party A): Dongguan Wing Shing Electrical Products Factory Company Limited

Address: Yinxi Industrial Zone, Qingxi Town, Dongguan

Post Code: 523000

Legal representative (person in charge): John C.K. Sham

Fax:	Telephone:

Mortgagee (Party B): China Construction Bank, Dongguan branch

Address: Jiansheng Building, No. 5 Tiyu Road, South City, Dongguan

Post Code: 523071

Person in charge: Fan Ti

Fax: 0769-22111198	Telephone: 0769-23307107

Whereas Party B continuously deals with the first, second, third, fourth and fifth credit business for Guangdong Lite Array Co., Ltd (hereinafter referred as “Debtor”), Party B will sign (and/or have) signed RMB Loan Contract, Foreign Currency Loan Contract, Bank Acceptance Agreement, Letter of Credit Contract, and issue Letter of Indemnity Agreement and/or other legal documents (the above contract, agreement and/or other legal documents signed within the determined period are all referred as “main contract”) within the period from September 24, 2014 to December 31, 2017 (hereinafter referred as “the period of Obligatory Right”).

(i)	Provide RMB/foreign currency loans;

(ii)	Acceptance of Commercial Bills;

(iii)	Open Letter of Credit;

(iv)	Issue Letter of Guarantee;

(v)	Other credit business: Export Order Financing, Export Commerical Bill Financing, Trust Receipt Loan, Overseas Payment and Export Accounts Receivable.

Party A is willing to provide the maximum amount of mortgage guarantee for a series of debt under the main contract for the debtor. According to related laws and regulations, party A and party B entered into the contract through negotiation to abide by both parties.

Article 1 Mortgaged property

I.	Party A set the property listed in the “mortgaged property list” of the contract as the mortgage.

II.	If the mortgaged property changes the certificate of title or other rights, which leads to the difference between the “mortgaged property list” of the contract or other rights certificate or mortgage certificate document and the above certificate of title or registration of the registration body, party A should not refuse to bear the guarantee responsibility for this reason.

III.	Unless otherwise agreed by both parties or as required by law, the increased property of the mortgaged property for the reason of attaching, mixing, processing or alteration will also become the mortgage guarantee of Party B’s credit rights, and party A should make necessary registration procedures according to party B’s requirements.

IV.	If the value of the mortgaged property have decreased or may decrease, which will affect party B’s claim to achieve, party A should provide new guarantee according to party B’s requirements.

Article 2 Coverage and the maximum credit limit

1. The coverage of the maximum mortgage guarantee dominated all debts under the main contract, including but not limited to all principal, interest (including compound interest and penalty interest), liquidated damages, compensation and other payment that the debtor should pay to party B (including but not limit to related handling fee, telecommunication charges, fees and related bank charge that the beneficiary refuse to bear and paid by party B), and the occurred fees that party B realizes rights and security rights (including but not limited to legal fees, arbitration fees, property preservation fees, travel expenses, execution fees, assessment fees, auction fees, notary fees, service fees, advertising fees and legal fees).

2. The maximum limit under the guarantee responsibility of the maximum mortgage (currency) is RMB (capitalized) SAY ONE HUNDRED AND TWO MILLION NINE HUNDRED AND SEVENTY THOUSAND AND NINE HUNDRED YUAN. If party A performs the guarantee obligation under the contract, the maximum amount should be reduced correspondingly according to the performed amount.

3. Even if the credit, advance, interest and fees under the contract or the actual performing time of party B’s other rights exceed the confirmed period of the creditor’s rights, it is still belongs to the guarantee scope of the maximum mortgage. The expiry date of performing time of the creditor’s rights under the contract will not limit to the expiry date determined by the creditor’s rights.

Article 3 Registration of mortgaged property

Both parties should make the mortgage registration procedure in corresponding registration body within twenty days after sign the contract. Party A should send the rights certificate of the mortgaged property, original copy of the mortgage registration document and other rights certificate to party B on the day of completing the mortgage registration.

Article 4 Alteration of the main contract

1. Party A agree that party B doesn’t need to notice party A if party B sign the main contract with the debtor or there is any alteration of the main contract (including but not limited to extend the period of the credit obligation or increase the principal amount of the creditor rights, and party A should still bear the guarantee responsibility as per the agreed maximum amount and the coverage range.

2. Change of the person concerned

Party A’s guarantee obligation should not reduce for any of the below condition happen:

(i)	Party B or the debtor has the condition of restructuring, merger, consolidation, division, increasing or decreasing capital, joint venture, or rename;

(ii)	Party B entrusts a third party to perform its obligation under the main contract;

(iii)	The creditor’s rights under the contract transfers to a third party, and the guarantee under the contract also transfer with it. Party A should assist the third party to make the mortgage alteration registration procedure required by law.

(iv)	If the transferring action of the creditor debt or rights doesn’t come into effect, is invalid, is retreated or dismissed party A should still bear the guarantee responsibility according to the contract.

Article 5 Possession and custody of the mortgaged property

1. Party A should possess, keep and maintain the mortgaged property properly, rationally use the mortgaged property, keep the mortgaged property in good condition and pay various tax and charges related to the mortgaged property. Party B is entitled to check the mortgaged property, and could require party A to send the certificate of title of the mortgaged property for party B to keep.

2. If party A entrusts or agrees that a third party possess, keep or use the mortgaged property, it should notice the third party that the existence of party B’s mortgage and require to keep the mortgaged property in good condition, accept party B to check the mortgaged property and not hinder party B to realize the mortgage. Party A should not exempt from the obligations in the above article for this reason, meanwhile it should bear responsibility for the behavior of the third party.

3. If the mortgaged property results in personal or property damage, party A should bear the responsibility. If party B is claimed and bears the responsibility or pay advance for party A, then party B is entitled to claim compensation from party A.

Article 6 Insurance of the mortgaged property

1. Unless otherwise agreed by both parties, party A should cover the insurance of the mortgaged property according to related laws and insurance type, period and insurance amount designated by party B. The insurer should have legal qualification and good reputation.

2. The content of the insurance policy should comply with party B’s requirement and should not have the limited condition which is harmful to party B’s rights. It should be specially noted on the insurance policy: party B is the priority beneficiary (the first beneficiary) of the insurance compensation; it should have party B’s written confirmation for alteration of the insurance policy; if any insurance event happens, the insurer should send the insurance compensation to Party B’s designated account directly. If the insured insurance policy of the mortgaged property does not note the above content, it should have the corresponding annotate or alteration for the insurance policy.

3. Party A should assure that the insurance is effective continuously. It should not suspend, retreat and invalidate the insurance for any reason, waive the insurer’s responsibility for compensation, or change the insurance policy without permission of party B. If the insurance period expires, while the credit debt guaranteed by party A is not repaid in full, party A should continue to insure, and the insurance period should prolong correspondingly.

4. Party A should send the original copy of the insurance policy to party B within 20 days after signing the contract (if prolong the insurance, it should be the date of completing the prolonged insurance), and reserve all necessary documents related to insurance compensation or insurance rights transfer.

5. For the insurance compensation of the mortgaged property, party B is entitled to handle with the following methods, and Party A should help to deal with related procedures:

(1) With party B’s permission, is used to restore the mortgaged property or recover the value of the mortgaged property;

(2) pay off or pay off the principal and interest of the debt or related charges under the main contract in advance;

(3) provide pledge guarantee for the debt under the main contract;

(4) after party A has provided the new guarantee required by party B, it should be at party A’s disposal.

Article 7 Limit of party A’s disposal of the mortgaged property

1. Without written consent of party B, party A should not dispose the mortgaged property in any way, including but not limited to abandon, rent (including prolong the original expired rent contract), donate, transfer, invest, repeated guarantee, migrate, change to public use, append, alter or divide with other objects.

2. With written consent of party B, party A should deposit the payment by disposing the mortgaged property or other fees to the account designated by party B. Party B is entitled to choose any of the agreed method in the second to the forth item of section 5, article 6 to dispose the above payment, and party A should help to deal with the related procedures.

Article 8 Hamper of a third party

1. If the mortgaged property is expropriated, taken over, removed, confiscated, taken back for free by the government, or the mortgaged property is seizure, frozen, detained, supervised, lien, auction, forcible detainer, destroyed or other disposal by a third party, party A should notice party B immediately, and stop, remove or take other remedy measures in time to prevent enlargement of the damage; if Party B requires, party A should provide new guarantee to meet party B’s requirement.

2. The left part of the mortgaged property after the above condition occur should still be the mortgage guarantee for party B’s credit rights. The claims or compensation got by party A for the above reason should be sent to the designated account of party B. Party B is entitled to choose any of the agreed method in the first to the forth item of section 5, article 6 to dispose the above payment, and party A should help to deal with the related procedures.

Article 9 Realization of the mortgage

1. If the debtor doesn’t perform the due debt under the contract or don’t perform the debt becoming due in advance or violate other agreement of the main contract, party B is entitled to dispose the mortgaged property.

2. The value of the mortgaged property noted in the Mortgaged Property List of the contract or otherwise agreed by both parties (hereinafter referred as “provisional value”), whether register in the registration body or not, doesn’t indicate the final value of the mortgaged property, and the final value is the net value that got by party B after dispose the mortgaged property and deducting various of tax and fees.

If the mortgaged property is compensated for party B’s creditor rights, the above provisional value will not be treated as the basis of mortgaged property to compensate for party B’s creditor rights, at that time the value of the mortgaged property should be agreed by both parties or determined by fair assessment.

3. For the payment party B got by disposing the mortgaged property, after paying the fees in the process of selling or auction (including but not limited to custody charges, assessment fee, auction fee, transfer fee, tax, and the state land leasing), it should pay off the debt under the main contract in priority, and return the remaining amount to party A.

4. If party A is the same person as the debtor, party B is entitled to applying for compulsory execution for the other properties besides the mortgaged property of party A, and not set the premise condition of giving up the mortgage rights or must disposing the mortgaged property at first.

5. Party A should not hinder party B to realize the mortgage rights in any way (including act of omission).

6. Regardless whether party B has other guarantee of the creditor rights under the contract (including but not limited to guarantee method such as guarantee, mortgage, pledge, letter of indemnity and letter of credit), no matter whether the above other guarantee come into existence or is valid, whether party B has brought other right proposal for other guarantor, no matter whether there is a third party that agrees to bear the whole or part of the debt under the main contract, no matter whether other guarantee is provided by the debtor, party A’s guarantee responsibility under the contract will not reduce thereafter, party B could directly require party A to bear the guarantee responsibility within the agreed scope in the contract, and party A should not raise any objection.

7. If the maximum limit of the guarantee responsibility agreed in the contract is lower than the creditor amount which actually occurs, the creditor’s right is still not paid off after party A has borne the guarantee responsibility under the contract, then party A promises that it will execute the right of subrogation or recovery (including execute in priority) to its debtor or other guarantor, and it will not do any harm to the interest of party B, and agree that the paying off of the debt under the contract should be prior to the realization of party A’s right of subrogation or recovery.

Concretely speaking, before the creditor rights of party B is paid off,

(1) party A agrees that it will not execute the right of subrogation or recovery to the debtor or other guarantor; if party A realizes the above rights for any reason, party A should send the amount got to pay off party B’s unpaid debt in priority;

(2) if the debt under the main contract has a guarantee of real right, party A agrees that it will not bring any right proposal for the guaranty the payment got from the guaranty for the reason of executing right of subrogation or other reasons, and the above guaranty and its payment should pay off Party B’s unpaid debt in priority;

(3) if the debtor or other guarantor provide counter guarantee for party A, then the amount party A got for the above counter guarantee should pay off Party B’s unpaid debt in priority.

8. if the main contract doesn’t come into existence, is not effective or invalid or partly retreat or dismiss, and party A is not the same as the debtor, then party A bears joint liability for the debt formed by paying back the property or compensate the lost within the guarantee scope agreed in the contract.

9. Party A has fully realized the rate risk. If party B adjusts the rate level, interest counting or interest settlement method according to agreement in the main contract or the national rate policy change, which leads that the debtor’s interest, interest penalty or compound interest should be paid increase, party A should bear the guarantee responsibility.

10. If the debtor has other debt to party B besides the debt under the main contract, party B is entitled to transfer the RMB or other currency in the account opened by the debtor in China Construction Bank System to pay off any due debt in priority, and party A’s guarantee responsibility will not reduce therefore.

Article 10 Liability for breach of contract

I.	Party A’s liability for breach of contract

(i)	If party A violates any article of the contract or there is any false, wrong or missed information in the assured item compared with the statement, party B is entitled to take the below one or more measures:

1.	Require party A to correct the breach behavior within a definite time;

2.	Require Party A to provide new guarantee;

3.	Require party A to compensate the lost;

4.	Dispose the mortgaged property;

5.	Other relief measures allowed by law.

(ii)	Party B is entitled to choose any of the agreed method in the second to the forth item of section 5, article 6 to dispose the above payment, and party A should help to deal with the related procedures.

(iii)	If the mortgage doesn’t set up effectively for party A’s reason, or which leads that party B can’t realize the mortgage in time or fully realize the mortgage, and party A is not the same person as the debtor, party B is entitled to require party A to bear joint liability with the debtor for the guaranteed debt within the guarantee scope agreed in the contract.

II.	Party B’s liability for breach of contract

If party B lost the mortgage right certificate handed by party A; or after the debt has been paid off under the contract, party B doesn’t hand back the mortgage certificate or doesn’t help to make mortgage registration cancel procedure after applied by party A, party A is entitled to take below one or more measures:

(i)	Require party B to bear the fee of making up the mortgage right certificate;

(ii)	Require party B to hand back the rights certificate of the mortgaged property, or help party A to cancel the mortgaged property registration.

Article 11 Miscellaneous

I.	Fees should be borne

1. For fees that resulted by party A violating the contract (including but not limited to legal fee, arbitration fees, property preservation fees, travel expenses, execution fees, assessment fees, auction fees, notary fees, service fees, advertising fees and attorney fees actually occurred to party B by party A violating the contract), shall be borne by party A;

2. For other fees, party A and party B agreed as below: legal services, insurance, evaluation, registration, storage, identification, notary and other expenses related to the contract and the guarantee of the contract should be borne by Party A (customers).”

II.	Transfer of the accounts payable

For all accounts payable of party A under the contract, party B is entitled to transfer the corresponding accounts payable of RMB or other currency from the account opened by party A in the China Construction Bank System and without noticing party A in advance. If it is need to handle with procedures of settlement and sales or foreign exchange, party A is entitled to help party B to deal with, and the rate risk should be borne by party A.

III.	Usage of party A’s information

Party A agrees that party B could inquire party A’s credit reputation from credit database approved to establish by Bank of People’s Republic of China and its credit investigation department or related unit and department, and agrees that party B could provide party A’s information for credit database approved to establish by Bank of People’s Republic of China and its credit investigation department.

IV.	Notice of collection

For party A’s breach of the contract, party B is entitled to report to related to department or unit and is entitled to make notice of collection through news media.

V.	Effect of evidence recorded by party B

Except that there is reliable and confirmed opposite evidence, party B’s internal financial related to the content of principal, interest, fees and repayment record, debtor’s documents, vouchers made or reserved by party B in the business process of debtor’s drawing money, repayment and paying interest as well as the record and voucher of party B collecting the loan are all form the determined evidence of debt relationship under the main contract. Party A should not have any dispute for that party B makes and reserve the above record, note, documents and voucher.

VI.	Reservation of right

Party B’s rights under the contract don’t affect or remove its other any rights according to laws, regulations and other contract. Any tolerant, extending the time limit and preference for the breach of the contract or delay or postpone to exercise any rights under the contract can’t be treated as abandon the rights or interest under the contract or permit or approve of the behavior of breach of the contract, it will also not affect, stop or hinder the rights’ execution or other rights’ execution, and it will also not lead to that party B will bear the obligation and responsibility for party A.

Even party B doesn’t execute or postpone to execute any rights or any relief unspent under the contract, party A’s guarantee responsibility under the contract will not reduce therefore, but if party B reduce the debt under the contract, party A’s guarantee responsibility under the contract will reduce correspondingly.

VII.	If party A is in the event of separation, dissolution, bankruptcy proceedings, revoking, being withdrawn commercial registration or business license, the mortgaged property is destroyed, loss, aggrieving or out of party A’s contract for natural reason or the third party’s behavior, the ownership of the mortgaged property has disputes or the rights certificate is withdrawn, it should notice party B immediately.

VIII.	The debtor’s dissolution or bankruptcy

If party A knows that the debtor is in the process of dissolution or bankruptcy, it should notice party B immediately to report claims, meanwhile it will take part in the dissolution and bankruptcy process, execute the recovery right in priority. If party A knows that the debtor is in the process of dissolution or bankruptcy, but it doesn’t execute the recovery right in priority, and then it should bear the loss itself.

Though there is agreement in section 2, article 6 in the contract, in the process of debtor’s bankruptcy, if party B and the debtor reach an agreement of dispute settlement, or agree to reorganize the plan, party B’s rights under the contract will not damage for the dispute settlement or reorganizing the plan, party A’s guarantee responsibility will not reduce. Party A should not go against party B’s claim for rights as the conditions regulated in the dispute settlement or the reorganizing plan. Party B still has the right to require party A to bear the guarantee responsibility for the unpaid off debt given up in the process of dispute settlement or the reorganizing plan for the debtor.

IX.	Party A’s dissolution or bankruptcy

If party A is dissolution or bankrupt, even if party B’s creditor’s rights is not due, party B is entitled to take part in party A’s liquidation and bankruptcy process, and claim rights.

X.	If party A’s address or contact information changes, it should notice party B in written immediately, the loss resulted from untimely notice should be borne by party A.

XI.	Other agreed matters

(1) If the mortgage registration matters change and need to make change of registration according to law, party A should make the change of registration jointly with party B according to party B’s requirements, and party A should bear all related fees.

(2) Party A agrees that if party B collect or collect the loan in advance according to the contract or the agreement of the contract, while the debtor can’t pay off, party A agrees to authorize party B to entrust the auction company to sell the mortgaged property at auction in the way of non-bottom price or dispose the mortgaged property in the way of selling or converting into money, the payment is used to pay back the principal, interest and related fees to realize the creditor’s rights.

(3) Party A’s declaration: in the process of disposing the mortgaged property, all documents signed by party B are all get party A’s consent, and party A should not have disputes for any reason.

(4) If party A or the debtor doesn’t comply with related environment and social risk management laws, regulations and rules, or it may bring damage or related risk to the environment and society in the process of construction, production and business activity (including but not limited to environment and social problems such as energy consumption, pollution, land, health, safety, resettlement of affected residents, ecological protection, energy saving and emission reduction and climate change), party B is entitled to exercise the guarantee right under the contract in advance, and take other relief measures agreed in the contract or allowed by law.

(5) Party A’s delivery address: Qingxi Town, Dongguan

Party A confirms that the delivery address agreed in the contract is the only effective address, if the delivery address changes, party A is responsible to notice party B in written form. If lawsuit or arbitration occurs, People’s court’s or arbitration commission’s legal documents will send to the above party A’s address or to the address party A otherwise noticed in written form.

XII.	Solution of disputes

If there are any disputes in the process of performing the contract, it could be solved through negotiation. If negotiations fail, use the first method below as solution. Within the period of lawsuit or arbitration, all articles unrelated to the disputes of the contract are still valid.

(1) Conducts prosecution to Party B’s local people’s court.

(2) Submit blank column to the arbitration commission (the arbitration address is blank column), and arbitrate according to the current effective arbitration regulations when applying arbitration. The arbitration decision is final and binds on both parties.

XIII.	Effectiveness of the Contract

The contract comes into effect after being signed and sealed by party A’s legal representative (responsible person) as well as being signed and sealed by party B’s legal representative or authorized agent.

XIV.	The contract is in quadruplication.

Article 12 Mortgaged property list

The mortgaged property list of the contract is as below:

Mortgaged property list

Name of the mortgaged property	Authority certificate No. and other related certificate No.	Address	Area and quantity	Value of the mortgaged property (Ten thousand Yuan)	The amount has set mortgage for other credit rights (Ten thousand Yuan)	Remarks

Factory No.11	YFDQZZ No. 2600721354	Qingxi Town, Dongguan	15953.60 Square meter	1914.43 Ten thousand Yuan	0	BLANK

Factory No.12	YFDQZZ No.2600721355	Qingxi Town, Dongguan	15954.09 Square meter	1914.49 Ten thousand Yuan	0	BLANK

Factory No.13	YFDQZZ No.2600721361	Qingxi Town, Dongguan	9636 Square meter	1156.32 Ten thousand Yuan	0	BLANK

Factory No.14	YFDQZZ No.2600721363	Qingxi Town, Dongguan	9636 Square meter	1156.32 Ten thousand Yuan	0	BLANK

Factory No.15	YFDQZZ No.2600721353	Qingxi Town, Dongguan	19994.70 Square meter	2999.21 Ten thousand Yuan	0	BLANK

Factory No.16	YFDQZZ No.2600721362	Qingxi Town, Dongguan	9636 Square meter	1156.32 Ten thousand Yuan	0	BLANK

In total	BLANK	BLANK	BLANK	10297.09 Ten thousand Yuan	0	BLANK

Article 13 Party A’s statement and assurance

1. Party A understands thoroughly party B’s business scope and authority.

2. Party A has read all articles of the contract and the main contract. Party B has made corresponding instructions for the articles of the contract and the main contract to meet party A’s requirements. Party A knows and understands the meaning of the contract and the main contract as well as its corresponding legal consequences.

3. Party A has legal qualification of guarantor, and party A’s guarantee behavior under the contract complies with regulations of laws, administrative regulations, rules and party A’s constitution or internal organization documents, and has got the company internal competent authority and or state competent authority’s approve. All responsibilities resulted from party A’s not entitled to sign the contract should be borne by party A, including but not limited to compensate party B’s loss in full amount.

4. Party A confirms that it has full understanding of the debtor’s condition such as property, debt, operation, credit and reputation and whether has the qualification and authority to sign the contract as well as all contents of the main contract.

5. Party A has the ownership and right of deposition of the mortgaged property according to law, the mortgaged property is not public facility and prohibits to circulate and transfer and doesn’t have any title disputes.

6. The mortgaged property doesn’t have other co-owner, or though there is other co-owner, the mortgage guarantee behavior has got the co-owner’s written consent.

7. The mortgage property doesn’t exist any deficiency or burden without written notice to party B, including but not limited to the mortgage property limits to circulate, was seized, detained, regulated, leased, lien, the mortgage property has the condition of being in arrears with purchasing price, maintenance fee, construction project payment, state tax, charge for land using and damage compensation or the mortgage property has set guarantee for a third person.

8. All information and materials related to the mortgage property provided by party A to party B is true, legal, correct and complete.

9. The mortgage guarantee provided by party A will not affect legal interests of any third party and will not violate party A’s legal and agreed obligation.

Party A (official seal): Dongguan Wing Shing Electrical Products Factory Co. Ltd. (sealed)

Legal representative (responsible person) or authorized agency (sign): John C.K. Sham

Date: September 26, 2014

Party B (official seal): China Construction Bank, Dongguan branch (sealed)

Responsible person or authorized agency (sign): Wang Qun

Date: September 24, 2014